Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     The information contained in this Item has been updated to reflect the adoption of the new guidance relating to own-share lending arrangements included in the Debt topic of the FASB codification which was effective January 1, 2010 and required retrospective application. The impact of this accounting standard is discussed in Note 2 to our consolidated financial statements.
EXECUTIVE OVERVIEW
     We develop, manufacture and market String Ribbon™ solar panels utilizing our proprietary wafer manufacturing technology. Our technology involves a unique process to produce multi-crystalline silicon wafers by growing thin strips of silicon that are then cut into wafers. This process substantially reduces the amount of silicon and other processing costs required to produce a wafer when compared to conventional sawing processes. Silicon is the key raw material in manufacturing multi-crystalline silicon wafers. With current silicon consumption of about 3.9 grams per watt, we believe we are the industry leader in efficient silicon consumption and use approximately half the silicon used by wafer manufacturers utilizing conventional sawing processes. The wafers we produce are the primary components of photovoltaic (“PV”) cells which, in turn, are used to produce solar panels. We believe that our proprietary and patented technologies offer significant cost and manufacturing advantages over competing silicon-based wafer manufacturing technologies.
     Our revenues today are primarily derived from the sale of solar panels. We sell our products using distributors, systems integrators and other value-added resellers, who often add value through system design by incorporating our panels with electronics, structures and wiring systems. Applications for our products primarily include on-grid generation, in which supplemental electricity is provided to an electric utility grid. Our products are currently sold to customers primarily in Europe and the United States. As of December 31, 2009, we had approximately 830 megawatts (“MW”) of backlog remaining under our existing long-term contracts with deliveries scheduled through 2013. Our sales contracts allow for our customers to request price changes based upon current market conditions, and we may have to amend contracts for volumes or pricing, as we did during 2009, in order to remain competitive in the marketplace in the future.
     Our wafer manufacturing technology is proven. Large-scale commercial application of our technology, using furnaces that grow two thin strips of multi-crystalline silicon, began in 2005 with the opening of Sovello AG (formally EverQ GmbH), our joint venture with Renewable Energy Corporation ASA (REC) and Q-Cells SE (Q-Cells). Since its opening, Sovello has produced and shipped over 200 MW of product using our wafer technology.
     Through on-going research and design efforts and process changes, we continuously improve our wafer manufacturing technology and our ability to manufacture multi-crystalline silicon wafers. Our manufacturing facility in Devens, Massachusetts uses our Quad wafer furnace equipment, which grows four thin strips of multi-crystalline silicon from one furnace and incorporates a state of the art automated laser cutting technology that further improves our wafer manufacturing process. To date, we have produced and shipped approximately 113 MW of product from our Devens facility.
     Our Devens facility has continuously met its key operation goals of rapid sequential production increases and significantly reduced manufacturing costs since opening in mid-2008. Our wafer cost at Devens for the fourth quarter 2009 was about $0.69 per watt which we believe is among the lowest in the industry, even at the relatively small volumes currently produced at our Devens facility and silicon cost at about $90 per kilogram, proving our competitive advantage in wafer manufacturing.
     Our total panel cost was about $2.05 per watt in the fourth quarter 2009, down from $3.19 in the first quarter of the year. However, solar panel prices have fallen precipitously since mid-2008 making it very difficult for manufacturers located in high-cost regions to remain price competitive. Therefore, we are accelerating our strategic initiative of focusing on our unique wafer manufacturing technology and will begin to transition our Devens-based panel assembly to China beginning later in 2010. We expect that by moving panel assembly to China we will be able to substantially reduce manufacturing costs. We expect the transition of panel assembly to China will take approximately 12 to 18 months to complete, and that panel production, whether produced at Devens or in China using cells produced at Devens, will be at least 35 MW each quarter.
     After the transition is complete we will continue to produce wafers and cells at Devens and may increase capacity if market demand warrants. If long-term demand for panels manufactured in the US significantly increases, we will be well positioned to quickly reintroduce panel assembly at Devens. We estimate we will incur non-cash charges of approximately $40 million associated with the accelerated depreciation of panel assembly equipment, which is expected to be recognized ratably through mid-2011 beginning with the fourth quarter of 2009 and cash charges, principally compensation costs of about $3 million in 2011.
     As part of our strategy of long-term growth and focusing on our core wafer manufacturing technology, on July 30, 2009, we announced that we had finalized agreements with Jiawei Solarchina Co., Ltd., and Hubei Science & Technology Investment Co., Ltd., an investment fund sponsored by the government of Hubei, China (“HSTIC”) to expand our manufacturing operations into China. Under these agreements:
•	We will manufacture String Ribbon wafers using our state-of-the-art Quad furnaces at a leased facility being built by Jiawei in Wuhan, China on Jiawei’s campus.

•	Jiawei will convert the String Ribbon wafers into Evergreen Solar-branded panels on a contract manufacturing basis.

•	We will reimburse Jiawei for its cell and panel conversion costs, plus a contract manufacturing fee. The actual price paid to Jiawei will be negotiated annually.

•	Evergreen Solar has invested $17 million in cash and equipment in the Wuhan wafer manufacturing operation to date. HSTIC has provided us $33 million of 7.5% financing, which we must repay no later than July 2014. Jiawei will make a similar investment for its cell and panel operations with the support of HSTIC.

•	Initial capacity is expected to be approximately 100 MW. Factory construction has begun and the parties expect that wafer, cell and panel production will begin in mid-2010.

•	The parties intend to expand production capacity of their respective manufacturing operations to approximately 500 MW by 2012, the timing and extent of any potential expansion will be determined in 2010.
     Total cost estimated for the initial 100 MW wafer manufacturing facility is expected to be approximately $55 to $60 million, the majority of which is for quad wafer furnaces. As the first phase of our investment in China reaches 20 to 25 MW of capacity per quarter in early 2011, we expect to initially produce a wafer for about $0.40 per watt, and with Jiawei’s low cost cell and panel manufacturing capabilities, a panel for about $1.25 per watt. As we continue to advance the technology, make improvements in factory operations and add scale, we expect that we will be producing Evergreen-branded solar panels for no more than $1.00 per watt by the end of 2012, including an “all in” wafer cost of about $0.30 per watt.
     On December 29, 2008, as part of ongoing efforts to lower overhead costs and reduce overall cash requirements, we committed to a plan to cease operations at our pilot manufacturing facility in Marlboro, Massachusetts. Production at the facility ceased on December 31, 2008. As a result of the cessation of manufacturing in Marlboro, during 2008 we recorded restructuring costs, principally non-cash charges, of approximately $30.4 million associated with the write-off of manufacturing and development equipment, inventory and leasehold improvements of the Marlboro pilot facility. As exhibited by Devens’ financial performance in 2009, closing the Marlboro pilot manufacturing facility and better utilizing existing equipment and facilities at our research and development center and at our Devens manufacturing facility has resulted in lower overhead costs and reduced overall cash requirements.
     At December 31, 2009, we had approximately $112.4 million of cash and cash equivalents, which includes approximately $33 million received from HSTIC as part of its funding obligation for our Wuhan, China factory expansion. Through 2010, our major cash requirements are expected to be approximately $97 million, comprised of:
•	Capital required for our Wuhan, China expansion of about $50 million;

•	Final acceptance payments on equipment for Devens of about $7 million;

•	First phase of our Midland filament factory of about $3 million;

•	Sustaining capital of about $7 million;

•	Estimated payments for Sovello matters of about $15 million; and

•	Debt service of about $15 million.
     We have sales contracts for approximately 100 MW of product to be manufactured at our Devens facility for delivery during 2010. Our sales plan assumes there should be sufficient market demand to sell the expected Devens manufacturing capacity at continually declining selling prices. We will moderate our production levels depending on changes in market demands during the year.
     We believe that our business plan will provide sufficient liquidity to fund our planned capital programs, our share of any potential funding requirements related to our investment in Sovello and our operating needs for at least the next 12 months. While our business plan anticipates certain levels of potential risk, particularly in light of the difficult and uncertain current economic environment and the continuing reduction of industry panel pricing caused by expanding competition, especially from China, and the possible excess capacity, we are exposed to additional particular risks and uncertainties including, but not limited to:
•	the need to maintain the Devens facility at a minimum of 75% capacity, or 30 MW per quarter, and stabilization of panel pricing at about $2.00 per watt, with sales made to creditworthy customers;

•	higher than planned manufacturing costs and failing to achieve expected Devens operating metrics, with any delays in our plan to transition panel assembly to China resulting in continued higher costs that could impair business operations;

•	continued significant fluctuation of the Euro against the U.S. dollar, as a substantial portion of the contracted sales are denominated in Euros;

•	the ability of Jiawei to execute against its plans to meet our required timetables; and

•	increased funding requirements for Sovello to potentially address the loss of any prior or expected government grant funding for Sovello (see Note 5 of our consolidated financial statements).
     Although our current business plan indicates we have adequate liquidity to operate under expected operating conditions, the risks noted above could result in liquidity uncertainty. Our plan with regard to this uncertainty includes, among other actions:
•	continually monitoring our operating results against expectations and, if required, further restricting operating costs and capital spending if events warrant;

•	if conditions allow, possibly accessing the capital markets to meet liquidity and capital expenditure requirements; and

•	negotiating with a number of banks to secure a borrowing base line of credit, without a minimum cash requirement as was required under our previous line of credit, supported by the expected significant increase in our accounts receivable, inventory and overall working capital and possibly hedging a portion of our exposure to fluctuations in the U.S. dollar / Euro exchange rate to limit any adverse impacts; but there can be no assurance that hedges can be put in place at terms acceptable to us or that such hedging activities will be effective.

     If additional capital is needed and does not become available on acceptable terms, our ability to fund operations, further develop and expand our manufacturing operations and distribution network or otherwise respond to competitive pressures would be significantly limited.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     The preparation of consolidated financial statements in accordance with generally accepted accounting principals requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities, if applicable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Accounting for Sovello AG
     We own a one-third interest in Sovello AG (“Sovello”) and therefore apply the equity method of accounting for our share of Sovello’s operating results in accordance with the Investments topic of the FASB codification. Under the equity method of accounting, we report our one-third share of Sovello’s net income or loss as a single line item in our statement of operations (see Note 5 of our consolidated financial statements for further information). Our investment in and advances to Sovello are reported as a single line item in our balance sheet. We regularly monitor the performance of Sovello and, utilizing several factors, assess the need to record an impairment of the carrying value of our aggregate investment when the impairment is determined to be other than temporary in nature. The process of assessing whether our investment’s net realizable value is less than its carrying cost requires a significant amount of judgment. In making this judgment, we carefully consider Sovello’s cash position, projected cash flows, financing needs, comparable market data, the current investing environment, management changes and competition. Based on our evaluation, we recorded an impairment charge of approximately $126.1 million related to our aggregate investment in Sovello during the year ended December 31, 2009 as a result of the deterioration in Sovello’s operations, their difficulties in renegotiating their bank financing, and on-going deterioration in world-wide pricing for their products. In making this assessment, we considered a range of scenarios including Sovello’s ability to continue as a going concern, future projections of volumes and selling prices, and enterprise value multiples of comparable entities.
     Until December 31, 2008, we marketed and sold all solar panels manufactured by Sovello under the Evergreen Solar brand, and managed customer relationships and contracts related to the sale of Sovello manufactured product. We received selling fees from Sovello and did not report gross revenue or cost of goods sold resulting from the sale of Sovello’s solar panels. In addition, we receive royalty payments for our ongoing technology license to Sovello. Combined, the sales and marketing fee and royalties earned totaled approximately $11.5 million, $16.7 million and $4.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. For 2009, we, Q-Cells and REC, our one-third partners in the Sovello joint venture, agreed to have Sovello begin marketing and selling its products under its own brand. With its independent sales and marketing team now in place, our involvement in marketing and selling Sovello product will cease. In light of the sales transition, our selling fee for Sovello product sold under the Evergreen Solar brand was reduced to 0.5% for 2009 from 1.6% in 2008 and is expected to be eliminated for 2010.
     For the years ended December 31, 2007, 2008 and 2009, we recorded approximately $1.9 million, $384,000 and $17,000, respectively, for reimbursement of research and development costs, and other support costs from Sovello. Income statement classification of the research and development reimbursement payments depends on how we are reimbursed. The best efforts arrangement we maintain with Sovello allows for the reimbursement to offset expenses whereas a specific performance arrangement would require us to record both revenue and an offsetting cost of revenue. These reimbursements are therefore shown as a reduction of our expenses.
Revenue Recognition and Allowance for Doubtful Accounts
     We recognize product revenue if there is persuasive evidence of an agreement with the customer, shipment has occurred, risk of loss has transferred to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The market for solar power products is emerging and rapidly evolving. We currently sell our solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, who typically resell our products to end users throughout the world. We have not offered rights to return our products other than for normal warranty conditions. For new customers requesting credit, we evaluate creditworthiness based on credit applications, feedback from provided references, and credit reports from independent agencies. However, many of our new customers are start-up companies and do not have long credit histories. For existing customers, we evaluate creditworthiness based on payment history and any known changes in their financial condition. Royalty and fee revenue are recognized at contractual rates upon shipment of product by Sovello. Product revenues represented 83%, 85% and 98% of total revenues for the years ended December 31, 2007, 2008 and 2009, respectively. International product sales accounted for approximately 18%, 42% and 74% of total product revenues for the years ended December 31, 2007, 2008 and 2009, respectively.
     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, such that their ability to make payments was impaired, additional allowances could be required.
Warranty
     Our current standard product warranty includes a five-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance which are standard in the solar industry. When we recognize revenue, we accrue a liability for the estimated future costs of meeting our warranty obligations, our levels of which are consistent with industry ranges. We make and revise this estimate based on the number of solar panels shipped and our historical experience with warranty claims. During 2008, we re-evaluated potential warranty exposure as a result of the substantial increase in production volumes at our Devens, Massachusetts manufacturing facility. As such, we increased our estimated future warranty costs to approximately $2.4 million as of December 31, 2009.
     We engage in product quality programs and processes, including monitoring and evaluating the quality of component suppliers, in an effort to ensure the quality of our product and reduce our warranty exposure. Our warranty obligation will be affected not only by our product failure rates, but also the costs to repair or replace failed products and potential service and delivery costs incurred in correcting a product failure. If our actual product failure rates, repair or replacement costs, or service or delivery costs differ from these estimates, accrued warranty costs would be adjusted in the period that such events or costs become known.
Stock-based Compensation
     We measure compensation cost arising from the grant of share-based payments to employees at fair value and recognize such cost in our operating results over the period during which the employee is required to provide service in exchange for the award, usually the vesting period, in accordance with the provisions of the Stock Compensation topic of the FASB codification. Total equity compensation expense recognized during the years ended December 31, 2007, 2008 and 2009 was approximately $6.4 million, $7.2 million, and $6.7 million, respectively. For grants of restricted stock and restricted stock units, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the awards’ service periods, which are the vesting periods, less estimated forfeitures. For grants of stock options we estimate the fair value using the Black-Scholes option valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the expected volatility of our stock over the option’s expected term, the risk-free interest rate over the stock option’s expected term and the annual dividend yield.
     During 2006 and 2007, we granted 800,000 shares and 900,000 shares, respectively, of performance-based restricted stock, all of which immediately vest upon the achievement of specific financial performance targets prior to 2011 and 2012, respectively. Of the 1.7 million shares granted, 400,000 shares have since been cancelled due to employee terminations. We have assumed that none of these performance-based awards will vest and accordingly have not provided for compensation expense associated with the awards. We periodically evaluate the likelihood of reaching the performance requirements and will be required to recognize compensation expense of approximately $15.1 million associated with these performance-based awards if such awards should vest.
     See Note 11 of our consolidated financial statements for further information regarding our stock-based compensation assumptions and expenses.
Inventory
     Inventory is valued at the lower of cost or market determined on a first-in, first-out basis. Certain factors may impact the net realizable value of our inventory including, but not limited to, technological changes, market demand, changes in product mix strategy, new product introductions and significant changes to our cost structure. Estimates of reserves are made for obsolescence based on the current product mix on hand and its expected net realizable value. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required. We consider lower of cost or market adjustments and inventory reserves as an adjustment to the cost basis of the underlying inventory. Accordingly, favorable changes in market conditions are not recorded to inventory in subsequent periods. In addition, we have made non-refundable prepayments under several of our multi-year polysilicon supply agreements which are presented on the balance sheet in Prepaid Cost of Inventory. These prepayments will be amortized as an additional cost of inventory as we receive and utilize the silicon. The prepayments are classified as short-term based upon the value of silicon contracted to be delivered during the next twelve months. We carry these prepayments on our balance sheet at cost and periodically evaluate the vendor’s ability to fulfill its obligations under the terms of the silicon contract.
Impairment of Long-lived Assets
     Our policy regarding long-lived assets is to evaluate the recoverability or usefulness of these assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including changes in strategic direction, business plans, regulatory developments, economic and budget projections, technological improvements, and operating results. The test of recoverability or usefulness is a comparison of the asset value to the undiscounted cash flow of its expected cumulative net operating cash flow over the asset’s remaining useful life. If such a test indicates that an impairment exists, then the asset is written down to its estimated fair value. Any write-downs would be treated as permanent reductions in the carrying amounts of the assets and an operating loss would be recognized. To date, we have had recurring operating losses and the recoverability of our long-lived assets is contingent upon executing our business plan that includes further reducing our manufacturing costs and significantly increasing sales. If we are unable to execute our business plan, we may be required to write down the value of our long-lived assets in future periods.

Income Taxes
     We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of our consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carryforwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that we determine that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense.
Results of Operations
Description of Our Revenues, Costs and Expenses
     Revenues. Our total revenues consist of revenues from the sale of products, royalty revenue associated with our ongoing technology agreement with Sovello, and fees from Sovello for our marketing and selling activities associated with sales of product manufactured by Sovello under the Evergreen Solar brand. Product revenues consist of revenues primarily from the sale of solar panels. Product revenues represented 83%, 85% and 98% of total revenues in 2007, 2008 and 2009, respectively. International product sales accounted for approximately 18%, 42% and 74% of total product revenues for the years ended December 31, 2007, 2008 and 2009, respectively.
     Cost of revenues. Cost of product revenues consists primarily of material expenses, salaries and related personnel costs, including stock based compensation, depreciation expense, maintenance, rent and other support expenses associated with the manufacture of our solar power products.
     Research and development expenses. Research and development expenses consist primarily of salaries and related personnel costs, including stock based compensation costs, consulting expenses and prototype costs related to the design, engineering, development, testing and enhancement of our products, manufacturing equipment and manufacturing technology. We expense our research and development costs as incurred. We also may receive payments from Sovello and other third parties as reimbursement of certain research and development costs we will incur. We believe that research and development is critical to our strategic objectives of enhancing our technology, reducing manufacturing costs and meeting the changing requirements of our customers.
     Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and related personnel costs, including stock based compensation costs, employee recruiting costs, accounting and legal fees, rent, insurance and other selling and administrative expenses. We expect that selling expenses will continue to increase substantially in absolute dollars as we increase our sales efforts to support our anticipated growth, hire additional sales personnel and initiate additional marketing programs.
     Facility start-up. Facility start-up expenses consist primarily of salaries and personnel-related costs and the cost of operating a new facility before it has been qualified for full production. It also includes all expenses related to the selection of a new site and the related legal and regulatory costs and the costs to maintain our plant expansion program, to the extent we cannot capitalize these expenditures. We expect to incur significant facility start-up expenses as we continue to plan and qualify new facilities.
     Restructuring charges. Restructuring charges consist of costs associated with the closure of our Marlboro pilot manufacturing facility on December 31, 2008 and the transition of our panel assembly operation to China. The charges primarily include severance costs, the write-off of manufacturing equipment, leasehold improvements and inventory, the cost of moving equipment out of the facility, occupancy expenses and accelerated depreciation expenses.
     Other income (expense), net. Other income (expense) consists of interest income primarily from interest earned on the holding of short-term marketable securities and outstanding loans, finance charges associated with late customer payments, bond premium amortization (or discount accretion), interest expense on outstanding debt, and net foreign exchange gains and losses.

     Equity income (loss) from interest in Sovello AG and impairment of investment. We account for our one-third share of Sovello’s operating results under the equity method of accounting, which requires us to record our one-third share of Sovello’s net income or loss as one line item in our consolidated statement of operations. We also account for any impairment of the carrying value of our aggregate investment, including advances, when the impairment is determined to be other than temporary in nature.
COMPARISON OF YEARS ENDED DECEMBER 31, 2009 AND 2008
     Revenues. Our product revenues for the year ended December 31, 2009 increased 180% to $267.1 million from $95.2 million for the year-ended December 31, 2008. This increase in product revenues resulted from increased sales volume which was generated from our new Devens facility which began shipping product in the third quarter of 2008. Product revenue for most of 2008 was generated from our now closed Marlboro facility. During the year ended December 31, 2009 we shipped approximately 103.7 MW compared to 26.4 MW for the year ended December 31, 2008. This increase in volume was offset by lower selling prices which have declined, on average, by approximately 28% from 2008 as a result of continued pricing pressures in the market place in addition to a stronger U.S. dollar during 2009. In addition, we believe that 2009 sales were negatively impacted by the credit constraints that began with the 2008 worldwide economic downturn. Royalty revenue and marketing and selling fees earned from Sovello for the year ended December 31, 2009 were $4.7 million, a decrease of 72% or $12.0 million from $16.7 million for the year ended December 31, 2008. The decrease in royalty revenue and marketing and selling fees from Sovello was due mainly to substantially lower sales volume at Sovello which was down approximately 49%. In addition, we did not recognize royalty revenue during the fourth quarter of 2009 as a result of our impairment of our investment in Sovello, and we do not expect to recognize royalty revenue from Sovello in the foreseeable future.
     International product revenues accounted for 74% and 42% of total product revenues for the years ended December 31, 2009 and 2008, respectively. The increase in our capacity, driven by the completion of our Devens facility, has allowed us to continually adjust our distribution strategy as the markets for solar energy rapidly develop and change.
     The following table summarizes the concentration of our product revenues by geography and customer:

	2008	2009
By geography:
United States	58%	26%
Germany	28%	52%
All other	14%	22%

	100%	100%

By customer:
IBC Solar AG	4%	17%
Ralos Vertriebs GmbH	15%	15%
Wagner & Co. Solartechnik GmbH	1%	14%
SunPower Corporation	31%	—
All other	49%	54%

	100%	100%

     Cost of product revenues and gross margin. Our cost of product revenues for the year ended December 31, 2009 was approximately $253.5 million, an increase of approximately $160.4 million, from $93.1 million for the year ended December 31, 2008. Gross margin for the year ended December 31, 2009 was 6.8% as compared to 16.9% for the year ended December 31, 2008. The decrease in gross margin primarily resulted from the significant decline in average selling prices that began during the early part of 2009. To a lesser extent, gross margins were negatively impacted by higher costs associated with initial production at our Devens facility, the level of fixed costs in relation to our sales volumes as we ramped capacity at Devens during 2009, and lower royalty and selling fees from Sovello. The higher initial production costs experienced at our Devens facility resulted from inefficiencies we anticipated during the early stages of our significant capacity expansion. We do not expect substantial improvements in gross margin until our Wuhan, China facility reaches meaningful production levels and we complete the transition of Devens panel assembly to China, both of which are expected to begin during 2010.
     Research and development expenses. Our research and development expenses for the year ended December 31, 2009 were approximately $18.1 million a decrease of approximately $4.0 million, or 18%, from $22.0 million for the year ended December 31, 2008. The decrease is primarily attributable to lower depreciation expense of approximately $1.9 million resulting from the write-off of research and development equipment in December 2008 that supported now-obsolete technologies, lower allocated manufacturing support costs of approximately $1.1 million, lower professional fees of approximately $286,000 and lower travel costs of approximately $112,000.
     Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2009 were approximately $26.3 million, an increase of $2.4 million, or 10%, from $23.9 million for the year ended December 31, 2008. In general, our selling, general and administrative costs have increased as a result of our overall expansion of operations. These increases were primarily attributable to increased compensation and related costs of approximately $928,000 associated with additional personnel, higher incentive compensation accruals and the inclusion of Devens related general and administrative support personnel which in the prior year were partially classified within facility start-up costs. These compensation increases were partially offset by an organization wide salary reduction which was effective during the second and third quarters of 2009. In addition, we incurred higher trade show and customer support costs of approximately $421,000, including sales commissions associated with higher commissionable sales, increased information technology costs of approximately $597,000 to support the growth of our operations, higher insurance costs of $380,000 associated with our expanded facilities and workforce, increased depreciation of $225,000 related to additional equipment needed to support additional personnel, and higher legal costs of $188,000 in support of our on-going operations. These increases were partially offset by lower travel related costs of $198,000.
     Write-off of loan receivable from silicon supplier. During December 2007, we entered into a multi-year silicon supply agreement with Silicium De Provence (“Silpro”) which provided the general terms and conditions pursuant to which Silpro would supply us with specified annual quantities of silicon at fixed prices beginning in 2010 and continuing through 2019. In connection with this supply agreement, we loaned Silpro 30 million Euros, which was scheduled to be repaid in the first quarter of 2013. The loan carried an interest rate of 3.0% compounded annually. In April 2009 as a result of its inability to obtain additional financing to continue construction of its factory, Silpro announced that the French commercial court ordered the filing for judicial settlement proceedings (redressement judiciaire), a process similar to bankruptcy proceedings in the United States. As a result, the loan receivable and the related interest from Silpro will not be repaid; and we recognized a non-cash charge of $43.9 million. In August 2009, the court ordered liquidation proceedings (liquidation judiciaire) due to Silpro’s inability to secure further financing.
     Equipment write-offs. In our continuing efforts to streamline our operations, we incurred charges of approximately $6.0 million during the year ended December 31, 2009 as a result of the write-off of certain Devens equipment in addition to development equipment that was discontinued in the fourth quarter.
     Facility start-up. In preparing for the operations of our Devens, Massachusetts, Midland, Michigan and Wuhan, China facilities we incurred costs during the year ended December 31, 2009 of approximately $10.1 million, a decrease of $20.5 million from $30.6 million in 2008. Start-up costs include salaries and personnel related costs, consulting costs, consumable material costs, utilities and miscellaneous other costs associated with preparing and qualifying these facilities for production. Construction of the facility in Devens began in September 2007, and the first solar panels were produced in the third quarter of 2008. Construction of the facility in Midland began during the third quarter of 2008 with the first production runs beginning in the fourth quarter of 2009. Planning for our facility in China, which is expected to be operational during mid-2010, began during the second quarter of 2009.

     Restructuring charges. We recorded a charge to continuing operations of approximately $11.9 million for the year ended December 31, 2009. A substantial portion of these charges relate to the acceleration of our strategic initiative to focus on our unique wafer manufacturing technology and transition our Devens based panel assembly to China as was approved in the fourth quarter of 2009. We expect to reduce manufacturing costs associated with panel assembly once the transition is completed. The charges associated with beginning this transition were comprised primarily of accelerated depreciation. In addition to the charges for panel assembly, we incurred on-going costs, including rent, depreciation, utilities, supplies and professional fees associated with closing our Marlboro, Massachusetts pilot manufacturing facility in December 2008, part of our ongoing efforts to lower overhead costs and reduce overall cash requirements. We expect we will continue to incur occupancy and moving costs through the expiration of the lease in mid-2010 and incur location restoration costs. For the year ended December 31, 2008 we recorded a charge to continuing operations, principally non-cash, of approximately $30.4 million associated with closing Marlboro. Nearly all of the Marlboro pilot manufacturing facility employees transferred to the Devens manufacturing facility to fill open positions associated with its second phase. The charges we recorded were comprised primarily of leasehold improvements and other related building costs of $5.4 million, equipment of approximately $20.9 million, inventory and spare parts of $3.9 million, and salaries and personal related costs associated with severance of approximately $0.2 million.
     Other income (expense) net. Other net expense of $20.6 million for the year ended December 31, 2009 was comprised of approximately $4.7 million in interest income and approximately $2.7 million of net foreign exchange gains, offset by approximately $28.0 million in interest expense. Other expense, net, of $141 million for the year ended December 31, 2008 was comprised of approximately $140.7 million associated with the loss on our share lending arrangement (see Note 10 of our consolidated financial statements), approximately $4.1 million of net foreign exchange losses and approximately $8.9 million in interest expense, offset by approximately $12.7 million in interest income. The increase in net foreign exchange gains was due to the mark-to-market adjustment on our Euro denominated loan to a silicon supplier during the first quarter 2009 in addition to the timing of our Euro denominated transactions. The decrease in interest income is attributable to lower interest rates in addition to our lower average cash balances that resulted from our use of cash for the construction of the Devens and Midland facilities, and our operational requirements driven by the growth of our business. The higher interest expense is attributable to our higher convertible debt obligations which increased by approximately $284 million during the third quarter of 2008 and lower capitalized interest costs that resulted from the substantial completion of the Devens facility. This increase was partially offset by a slightly lower interest coupon rate on the new borrowings. In addition to our convertible debt, we incurred interest expense on the loan advances we received from HSTIC during the third and fourth quarters of 2009 associated with our expansion into China.
     Equity income (loss) from interest in Sovello AG and impairment of investment. The equity loss from our interest in Sovello for the year ended December 31, 2009, excluding the impairment charge, was approximately $29.7 million compared to equity income of $8.4 million, net of withholding taxes, for the year ended December 31, 2008. The decrease in Sovello’s operating results was primarily due to the substantial decrease in its sales volume. In addition, for the year ended December 31, 2009 we recorded an impairment charge of approximately $126.1 million related to our aggregate investment in Sovello, including advances, as a result of the significant deterioration in Sovello’s operations, due in part to the on-going deterioration in world-wide pricing for their products, and their continued difficulties in renegotiating their bank financing.
     During the year ended December 31, 2009 we recorded an $8.1 million income tax benefit in our statement of operations as a result of the impairment charge recorded against the book basis of our investment in Sovello. This income tax benefit arose from the reversal of a previously recorded deferred income tax liability.
     Net loss. As a result of the foregoing, our net loss was $266.2 million for the year ended December 31, 2009 ($1.42 net loss per share, basic and diluted) compared to a net loss of $228.6 million for the year ended December 31, 2008 ($1.75 net loss per share, basic and diluted).
COMPARISON OF YEARS ENDED DECEMBER 31, 2008 AND 2007
     Revenues. Our product revenues for the year ended December 31, 2008 were $95.2 million, an increase of 63% or $36.9 million from $58.3 million for the year ended December 31, 2007. This increase in product revenues resulted from an increase in sales volume of 61% which was generated from our new Devens facility which began shipping product late in the third quarter. To a lesser extent, product revenues benefited from higher average selling prices of approximately 2% that primarily resulted from a geographic shift in sales to Europe. Royalty revenue and marketing and selling fees from Sovello for the year ended December 31, 2008 were $16.7 million, an increase of 45% or $5.2 million from $11.5 million for the year ended December 31, 2007. The increase in royalty revenue and marketing and selling fees from Sovello was mainly due to the increased sales volume at Sovello which started production at its second facility in the second quarter of 2007.
     International product revenues accounted for 42% and 18% of total product revenues for the years ended December 31, 2008 and 2007, respectively. Throughout most of 2007 orders were largely fulfilled based upon geography. More than half of the product produced at Sovello was distributed to customers in Europe and the majority of the product produced at our Marlboro facility was distributed to customers in the United States which allowed us to efficiently manage worldwide distribution of product. However, during 2008 approximately 40% of our product shipments were to Europe in order to respond to specific customer demand. As we increase our own capacity with the completion of our Devens facility, we expect that we will continually adjust our distribution strategy as markets for solar energy rapidly develop and change.
     The following table summarizes the concentration of our product revenues by geography and customer:

	2007	2008
By geography:
United States	82%	58%
Germany	7%	28%
All other	11%	14%

	100%	100%

By customer:
SunPower Corporation	31%	31%
Ralos Vertriebs GmbH	1%	15%
SunEdison	14%	2%
groSolar	12%	4%
All other	42%	48%

	100%	100%

     Cost of product revenues and gross margin. Our cost of product revenues for the year ended December 31, 2008 was $93.1 million, an increase of approximately $40.2 million, or 76%, from $52.8 million for the year ended December 31, 2008. Gross margin for the year ended December 31, 2008 was 16.9% as compared to 24.4% for the year ended December 31, 2007. The decrease in gross margin primarily resulted from higher costs associated with the initial production at our new Devens facility and lower support costs allocated to research and development supporting pilot programs. These higher costs were offset by higher royalty and selling fees associated with the increase in Sovello’s sales volume, higher silicon scrap sales and the increase in the volume of our product sales. These higher initial production costs are temporary and resulted from inefficiencies we anticipated during the initial stages of our significant capacity expansion. We do anticipate that gross margins will improve as the Devens facility continues to increase its output and expects to reach its full production capacity during the second half of 2009; and selling prices remain relatively stable.
     Research and development expenses. Our research and development expenses for the year ended December 31, 2008 were $22.0 million (net of $384,000 of reimbursements from Sovello), an increase of $1.4 million, or approximately 7%, from $20.6 million (net of $1.9 million of reimbursements from Sovello), for the comparable 2007 period. The increase was primarily attributable to higher depreciation expense of approximately $4.5 million associated with the expanded R&D facilities and associated equipment additions. This increase was offset primarily by lower compensation and related costs of approximately $811,000, the majority of which relates to realignment of personnel to directly support manufacturing and the Devens ramp, lower material usage of approximately $640,000, lower travel cost of approximately $358,000 in addition to lower allocated manufacturing support costs.
     Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2008 were approximately $23.9 million, an increase of $3.3 million, or approximately 16%, from $20.6 million in 2007. In general, our selling, general and administrative costs have increased as a result of our overall expansion of operations. As we continue to execute our expansion plans, we expect our selling, general and administrative expenses will increase to support such growth. Specifically, the increase in selling, general and administrative expense was primarily attributable to increased compensation and related costs of approximately $840,000 associated with additional personnel, higher marketing and communication costs of $600,000 associated with increased advertising and the grand opening of our new Devens facility, increased IT costs of approximately $873,000 to support the growth of our operations, higher insurance costs of $264,000 associated with our expanded facilities, higher depreciation costs of $192,000, and generally higher public company and regulatory compliance fees.
     Equipment write-offs. In conjunction with refocusing our research and development efforts, we incurred charges of approximately $8.0 million during the year ended December 31, 2008 as a result of the write-off of R&D equipment that supported now-obsolete technologies.
     Facility start-up. Facility start-up costs for the year ended December 31, 2008 were approximately $30.6 million, an increase of $29.2 million from $1.4 million in 2007. These expenses, which included salaries and personnel related costs, consulting costs, recruitment costs, consumable material costs, and miscellaneous other costs, were associated with the start-up of our new facility in Devens, Massachusetts on which construction began in September 2007 with the first solar panels produced late in the third quarter of 2008. In addition, these charges include similar costs associated with the start-up of our new manufacturing facility located in Midland, Michigan.
     Restructuring charges. We recorded a charge to continuing operations, principally non-cash, of approximately $30.4 million for the year ended December 31, 2008. These charges were incurred in conjunction with the closing of our Marlboro, Massachusetts pilot manufacturing facility on December 31, 2008, part of our ongoing efforts to lower overhead costs and reduce overall cash requirements. Virtually all of the Marlboro pilot manufacturing facility employees have transferred to the Devens manufacturing facility to fill open positions associated with its second phase. Advanced manufacturing piloting activities are now performed at our Devens manufacturing facility. The charges we recorded were comprised primarily of leasehold improvements and other related building costs of $5.4 million, equipment of approximately $20.9 million, inventory and spare parts of $3.9 million, and salaries and personal related costs associated with severance of approximately $0.2 million.
     Other income (expense) net. Other expense, net of $141 million for the year ended December 31, 2008 comprised $12.7 million in interest income, offset by approximately $140.7 million associated with the loss on our share lending arrangement (see Note 10 of our consolidated financial statements), $4.1 million of net foreign exchange losses, and $8.9 million in interest expense. Other income, net of $6.8 million for the year ended December 31, 2007 comprised of $444,000 net foreign exchange gains, $9.8 million in interest income, and $3.4 million in interest expense. The increase in net foreign exchange losses was due to the timing of our Euro denominated transactions in addition to the mark-to-market adjustment on our Euro denominated loan to a silicon supplier. The increase in interest income is attributable to our higher average cash balance that resulted from the cash raised from our equity offering in the first quarter of 2008 and the senior convertible notes offering during the third quarter of 2008, in addition to interest earned on our loans receivable. The higher interest expense is attributable to our higher debt obligations which increased by approximately $284 million associated with our new borrowings to support our capacity expansion plans offset by a slightly lower interest rate on the new borrowings and higher capitalized interest costs resulting primarily from the on-going construction of our Devens facility and our new facility in Midland, Michigan.
     Equity income from interest in Sovello AG. Equity income from our interest in Sovello of $8.4 million, net of withholding taxes, for the year ended December 31, 2008, which represents our one-third share of Sovello’s net income, increased $6.3 million over the year ended December 31, 2007. The increase in Sovello’s net income resulted primarily from incremental production volume associated with its expanded facilities.

     Net loss. As a result of the foregoing, net loss was $228.6 million for the year ended December 31, 2008 ($1.75 net loss per share, basic and diluted) compared to a net loss of $16.6 million for the year ended December 31, 2007 ($0.19 net loss per share, basic and diluted).
LIQUIDITY AND CAPITAL RESOURCES
     We have historically financed our operations and met our capital expenditure requirements primarily through sales of our capital stock, issuance of debt and, to a lesser extent, product revenues; and beginning in 2007, fees from Sovello for our marketing and sale of Sovello panels and royalty payments for our technology contribution to Sovello. At December 31, 2009, we had working capital of $172.0 million, including cash and cash equivalents of $112.4 million.
     Net cash used in operating activities was $12.0 million, $65.9 million and $37.1 million for the years ended December 31, 2007, 2008 and 2009, respectively. The use of cash from operating activities for the year ended December 31, 2009 was primarily due to increases in accounts receivable of approximately $19.2 million associated with the increase in our sales volume in addition to slightly longer customer payment cycles, an increase in inventory of $13.5 million including the prepaid cost of inventory as we ramped up capacity at Devens during 2009, a reduction in accounts payable and accrued expense of $22.0 million due to timing of payments including amounts related to Sovello. These uses were offset by the positive cash flow recognized from our operations of approximately $10.1 million, prior to adjusting for changes in operating assets and liabilities, and an increase in our interest payable of approximately $6.3 million. Net cash used in operating activities in the year ended December 31, 2008 was due primarily to losses from our operations of $27.8 million, net of non-cash charges, increases in inventory levels of $15.4 million as we began to scale Devens, increases in prepaid cost of inventory of $43.0 million which was mainly the result of nonrefundable payments required under our silicon supply agreements, and increases in our accounts receivable of approximately $26.2 million associated with our increase in revenue. These uses were offset by the receipt of $19.9 million of grants, an increase in accounts payable and accrued expenses of $15.9 million due to the timing of payments, and a decrease in other current assets of $8.3 million, the majority of which relates to the refund of VAT taxes. The use of cash for operating activities in the year ended December 31, 2007 was due primarily to losses from our operations of $5.7 million, net of non-cash charges, increases in inventory levels of $3.3 million, primarily silicon, in addition to prepaid cost of inventory of $23.1 million associated with new silicon supply agreements, and increases in other current assets, primarily VAT receivables. These uses were offset by reductions in accounts receivable of approximately $11.0 million associated with customer payments, and increases in accounts payable and accrued expenses of $18.5 million.
     Net cash used in investing activities was $140.5 million, $355.4 million and $57.2 million for the years ended December 31, 2007, 2008 and 2009, respectively. The net cash used in investing activities for the year ended December 31, 2009 was due to expenditures of approximately $110.8 million, most of which is associated with the construction of our Devens, Massachusetts, Midland, Michigan and Wuhan, China manufacturing facilities. Additional advances to Sovello totaled $20.7 million which were made with REC and Q-Cells, our Sovello joint venture partners. In addition, payments of approximately $2.9 million were made to cash collateralize various letters of credit. These uses were offset by the proceeds from the sale and maturity of marketable securities of $76.7 million. As of December 31, 2009, our outstanding commitments for capital expenditures were approximately $14.7 million. The net cash used in investing activities in each of the years ended December 31, 2007 and 2008 was primarily for purchases of equipment and marketable securities, in addition to the construction of our manufacturing facility in Devens, Massachusetts most of which occurred in 2008. These use of funds were offset by proceeds from the sale and maturity of marketable securities. In addition, during the year ended December 31, 2008 two loans totaling $23.8 million were advanced to Sovello in conjunction with a shareholder agreement entered into with them along with REC and Q-cells. As part of our silicon supply agreement with Silpro we provided a loan to them of Euro 30 million. The first installment of approximately $21.9 million was advanced to them at the end of 2007 and the second installment of $22.2 million advanced to them during 2008, all of which has since been written off (see Write-off of loan receivable from silicon supplier). Also, during the year ended December 31, 2007, we deposited approximately $41.0 million with Deutsche Bank associated with the guarantee of a Sovello loan. The restriction on the deposit, which was reported as restricted cash on our December 31, 2007 balance sheet, was released in 2008.

     Capital expenditures were $50.7 million, $345.3 million and $110.8 million for the years ended December 31, 2007, 2008 and 2009, respectively. The 2007 and 2008 expenditures were primarily for facility improvements and equipment for our Marlboro manufacturing facility in addition to expenditures for the construction of our new Devens, Massachusetts manufacturing facility which will ultimately increase our production capacity in Massachusetts to approximately 160 MW. The Commonwealth of Massachusetts support program provided a low-cost, 30-year land lease in addition to approximately $20.0 million in grants. During 2008, we also began construction of our new high temperature filament manufacturing facility in Midland, Michigan which began its first production runs during the fourth quarter of 2009. As of December 31, 2009, we had outstanding commitments for capital expenditures of approximately $14.7 million. Most of our commitments for capital expenditures are associated with our Devens and Wuhan facilities.
     Net cash provided by financing activities was $175.1 million, $492.8 million and $105.8 million for the years ended December 31, 2007, 2008 and 2009, respectively. During 2009 we sold 42.6 million shares of our common stock in a public offering at $1.80 per share which closed on May 28, 2009 and resulted in net proceeds of approximately $72.4 million. In addition, we received a loan of approximately $33.0 million from the Chinese government as part of the financing for our Wuhan, China manufacturing facility. Net cash provided by financing activities for the year ended December 31, 2008 resulted primarily from the net proceeds of $364.0 million from the issuance of our senior convertible debt offering which closed during the third quarter of 2008 and the net proceeds of 18.4 million shares of our common stock sold in a public offering at $9.50 per share which closed in February 2008. These proceeds were offset by the up-front initial premium payment of $39.5 million associated with the capped call transaction which was entered into concurrent with the senior convertible debt offering. Net cash provided by financing activities for the year ended December 31, 2007 resulted primarily from the net proceeds of 17.3 million shares of our common stock sold in a public offering at $8.25 per share and which closed on May 30, 2007. An additional 3.0 million shares of our common stock were sold to OCI for $12.07 per share in conjunction with a stock purchase agreement.
     On June 26, 2008, we entered into an underwriting agreement for the sale to the public of $325.0 million aggregate principal amount of 4% Senior Convertible Notes due 2013 (the “Senior Notes”). We granted to the underwriters a 30-day option to purchase up to an additional $48.75 million aggregate principal amount of Senior Notes. On July 2, 2008, we completed the public offering of $373.8 million aggregate principal amount of Senior Notes which includes the underwriter’s exercise of their option. Net proceeds to us from the offering, including the cost of the capped call transaction, were approximately $325.8 million. Our financing costs associated with the Senior Notes are being amortized over the five year term.
     In June 2005, we issued convertible subordinated notes (or Notes) in the aggregate principal amount of $90.0 million with interest on the Notes payable semiannually at an annual rate of 4.375%. We had received proceeds of $86.9 million, net of offering costs of approximately $3.1 million. All of the Notes were converted to shares of our common stock; and we issued 12,178,607 shares of common stock to the note holders on July 22, 2008.
     For the years ended December 31, 2007, 2008 and 2009, we recorded approximately $4.4 million, $16.1 million and $29.3 million, respectively, in interest expense associated with the Notes and Senior Notes, and capitalized interest of approximately $983,000, $7.5 million and $2.6 million, respectively. In addition we recorded approximately $1.1 in interest expense for the loan received from HSTIC associated with our expansion into China.
     In connection with our Senior Notes offering, we entered into a capped call transaction with respect to our common stock with an affiliate of Lehman Brothers, Inc., the lead underwriter, in order to reduce the dilution that would otherwise occur as a result of new common stock issuances upon conversion of the Senior Notes. The capped call transaction was designed to reduce the potential dilution resulting from the conversion of the Senior Notes into shares of our common stock. The total premium for the capped call transaction was approximately $68.1 million of which $39.5 million was paid contemporaneously with the closing of the Senior Notes offering and the remaining $28.6 million was required to be paid in nine equal semi annual installments beginning January 15, 2009. In addition, we entered into a common stock lending agreement with a second affiliate of the lead underwriter pursuant to which we loaned 30,856,538 shares of our common stock to this affiliate. These shares were considered issued and outstanding for corporate law purposes at the time they were loaned; however, at the time of the loan they were not considered outstanding for the purpose of computing and reporting earnings per share because these shares were to be returned to us no later than July 15, 2013, the maturity date of the Senior Notes.
     On September 15, 2008 and October 3, 2008, respectively, Lehman Brothers Holdings Inc., the parent company of lead underwriter, and the lead underwriter’s affiliate that entered into the capped call transaction with us filed for protection under Chapter 11 of the federal Bankruptcy Code. The lead underwriter’s second affiliate that was party to the stock lending agreement was placed into administration in the United Kingdom shortly thereafter.
     The bankruptcy filings represented events of default under the capped call transaction. As a result of the defaults, our obligations under the agreement were suspended and the remaining premium liability was reversed against equity. In the event the defaults are cured, the remaining premium liability would be owed pursuant to the installment payment schedule. Unless we choose to implement a new capped call arrangement or the defaults are cured and we do not terminate the capped call transaction as we believe we are entitled to under the terms of the capped call transaction, the dilutive impact of conversion of the Senior Notes may be greater, based on the actual conversion price of $12.11 per share. The bankruptcy filing and the placement of the lead underwriter’s second affiliate into administration in the United Kingdom also contractually required the lead underwriter’s second affiliate to return to us the shares loaned under the common stock lending agreement. We have since demanded the immediate return of all outstanding borrowed shares, however, the shares have not yet been returned. While we are exercising all of our legal remedies, including litigation against various Lehman Brothers entities and Barclays entities, we have included these shares in our per share calculation on a weighted average basis due to the uncertainty surrounding the recovery of the shares.
Sovello AG Loans, Debt Guarantees and Undertakings
     In January 2007, we, REC and Q-Cells entered into a shareholder loan agreement with Sovello. Under the terms of the shareholder loan agreement, Sovello repaid all outstanding shareholder loans at that time, plus accrued interest, in exchange for a shareholder loan of 30 million Euros (approximately $43.0 million at December 31, 2009 exchange rates) from each shareholder. Since that time, we, REC and Q-Cells have entered into several other shareholder loan agreements with Sovello with our share denominated in U.S. dollars. Interest on the January 2007 loan and $18.2 million June 2008 loan is payable quarterly in arrears, however such payments have been suspended. Interest on the $10.6 million December 2008 loan and $6.7 million March 2009 loan is payable concurrent with the repayment of the underlying principal amounts. The loans, which in the aggregate total approximately $78.5 million at December 31, 2009, prior to the impairment charge, carry interest rates ranging from 5.43% to 7.0% and are included in “Investments in and advances to Sovello AG” on the balance sheet. Based upon an agreement between Sovello’s shareholders and Sovello’s bank, the loans and interest thereon will not be repaid until the earlier of the completion of an initial public offering or other liquidity event generating sufficient cash to repay the loans.
     On April 30, 2007, we entered into a Guarantee and Undertaking Agreement (the “Old Guarantee”) with Deutsche Bank in connection with Sovello entering into a loan agreement with a syndicate of lenders led by Duetsche Bank. The loan agreement originally provided Sovello with aggregate borrowing availability of up to 142.0 million Euros (approximately $203.5 million at December 31, 2009 exchange rates) which was amended to 192.5 million Euros in September 2008 (approximately $275.9 million at December 31, 2009 exchange rates). Pursuant to the Old Guarantee, we along with Q-Cells and REC, each agreed to guarantee a one-third portion of the loan outstanding, up to 30.0 million Euros of Sovello’s repayment obligations under the loan agreement. At December 31, 2007 we had $41 million deposited in a Deutsche Bank AG account fulfilling our obligation under the Old Guarantee, which was classified as restricted cash on the balance sheet. Effective September 30, 2008 the Guarantee and associated restriction on our $41 million of cash deposited with Deutsche Bank AG were released. As of December 31, 2009, the total amount of debt outstanding under the loan agreement was 68.3 million Euros (approximately $97.9 million at December 31, 2009 exchange rates) all of which was current. Repayment of the loan is due in quarterly installments through December 31, 2011.
     In October 2008 in connection with a bank loan to Sovello, we provided an Undertaking to the bank syndicate that would require us to provide additional funding to Sovello under the following circumstances:

•	in the event that the cost of completing Sovello 3 exceeds budget;

•	if any government grants are required to be repaid by Sovello or are not provided to Sovello as previously approved; or

•	under certain conditions, in the event that Sovello is in violation of its financial covenants associated with its loan with the bank syndicate.
     On January 29, 2010, the European Commission announced a decision that a certain portion of the grants known as the SME Bonus which was awarded to Sovello in 2006 should be recalled. The amount to be recalled, 9.1 million Euros (plus approximately 2.5 million Euros in interest) (in total approximately $16.2 million at current exchange rates) was paid to Sovello as a special bonus available only to small and medium-sized companies. The Commission ordered the German authorities to recover the SME-Bonus from Sovello. We may be required to provide funding to Sovello (approximately 2 million Euros) to repay a portion of the SME bonus pursuant to an undertaking dated October 6, 2008 made to a consortium of banks led by Deutsche Bank AG.
     In addition, as previously disclosed, Sovello has been in default under its bank loan agreement since the end of 2008. Throughout 2009, Sovello operated under waivers from its bank syndicate of certain loan covenant violations, and on January 28, 2010, Sovello’s bank syndicate terminated their loan agreement but has not yet demanded repayment of the outstanding loan.
     If the above matters are not satisfactorily resolved, Sovello may need to declare insolvency which could result in further financial obligations of us, including possible payment of a portion of the recalled SME bonus under the undertaking previously discussed and other non-cash charges relating to an impairment in our investments in Sovello. Alternatively, we may provide a small amount of additional capital to Sovello in connection with the sale of Sovello to a new shareholder. However, it is difficult to predict exactly the amount of, if any, further costs that may be incurred by us in the event of an insolvency or sale of Sovello.
     During the third quarter of 2009, we recorded an impairment charge of approximately $69.7 million on our aggregate investment in Sovello. In light of developments at Sovello, we recorded a non-cash charge of approximately $40.9 million during the fourth quarter, reflecting the write-off of our remaining investment in Sovello. Additionally, we recorded charges of approximately $8.1 million for payments under our guarantee (that was paid on February 8, 2010) and $7.3 million for estimated payments relating to undertakings with Sovello’s bank and for other expected costs. Combined, the fourth quarter charges of $56.3 million and third quarter charge of $69.7 are reflected in our consolidated statement of operations.
     We and the other shareholders of Sovello are now attempting to sell Sovello. If it cannot be sold by the shareholders, it will likely become insolvent and will be sold or liquidated to repay amounts outstanding under Sovello’s credit agreement with its banks. The sale we are attempting to negotiate will require us to make a small additional investment in Sovello. In the case of either a sale or insolvency we believe our additional obligations that could arise are limited, but no assurance can be made regarding additional potential costs given the uncertainties associated with negotiating a sale of a distressed company or the possible insolvency process.
Liquidity Risk and Uncertainty
     At December 31, 2009, we had approximately $112.4 million of cash and cash equivalents, which includes approximately $33 million received from HSTIC as part of its funding obligation for our Wuhan, China factory expansion and have been approved for a loan of approximately $5 million from the Commonwealth of Massachusetts. Through 2010, our major cash requirements are expected to be approximately $97 million, comprised of:
•	Capital required for our Wuhan, China expansion of about $50 million;

•	Final acceptance payments on equipment for Devens of about $7 million;

•	First phase of our Midland filament factory of about $3 million;

•	Sustaining capital of about $7 million;

•	Estimated payments for Sovello matters of about $15 million; and

•	Debt service of about $15 million.
     We have sales contracts for approximately 100 MW of product to be manufactured at our Devens facility for delivery during 2010. Our sales plan assumes there should be sufficient market demand to sell the expected Devens manufacturing capacity at continually declining selling prices. We expect to continue to moderate our production levels depending on changes in market demands during the year.

     We believe that our business plan will provide sufficient liquidity to fund our planned capital programs, our share of any potential funding requirements related to our investment in Sovello and our operating needs for the next 12 months. While our business plan anticipates certain levels of potential risk, particularly in light of the difficult and uncertain current economic environment and the continuing reduction of industry panel pricing caused by emerging competition, especially from China, and the resulting excess capacity, we are exposed to additional particular risks and uncertainties including, but not limited to:
•	the need to maintain the Devens facility at a minimum of 75% capacity, or 30 MW per quarter, and stabilization of panel pricing at about $2.00 per watt, with sales made to creditworthy customers;

•	higher than planned manufacturing costs and failing to achieve expected Devens operating metrics, with any delays in our plan to transition panel assembly to China resulting in continued higher costs that could impair business operations;

•	continued significant fluctuation of the Euro against the U.S. dollar, as a substantial portion of the contracted sales are denominated in Euros;

•	the ability of Jiawei to execute against its plans to meet our required timetables; and

•	increased funding requirements for Sovello to potentially address the loss of any prior or expected government grant funding for Sovello (see Note 5 of our consolidated financial statements).
     Although our current business plan indicates we have adequate liquidity to operate under expected operating conditions, the risks noted above could result in liquidity uncertainty. Our plan with regard to this uncertainty includes, among other actions:
•	continually monitoring our operating results against expectations and, if required, further restricting operating costs and capital spending if events warrant;

•	if market conditions allow, possibly accessing the capital markets to meet liquidity and capital expenditure requirements;

•	negotiating with a number of banks to secure a borrowing base line of credit, without a minimum cash requirement as was required under our line of credit, supported by the expected significant increase in our accounts receivable, inventory and overall working capital; and

•	possibly hedging a portion of our exposure to fluctuations in the U.S. dollar / Euro exchange rate to limit any adverse exposure; but there can be no assurance that hedges can be put in place at terms acceptable to us or that such hedging activities will be effective.
     If additional capital is needed and does not become available on acceptable terms, our ability to fund operations, further develop and expand our manufacturing operations and distribution network or otherwise respond to competitive pressures would be significantly limited.
Contractual Obligations
     The following table summarizes our contractual obligations as of December 31, 2009 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Total	Less than
	Years	1 Year	1-3 Years	4-5 Years	After 5 Years
Non-cancelable operating leases	$4,638	$2,244	$2,386	$8	$—
Maturity of Senior Convertible Debt	373,750	—	373,750	—	—
Interest expense associated with Senior Convertible Debt	59,800	14,950	44,850	—	—
Capital expenditure obligations	14,654	14,654	—	—	—
Sovello obligations	15,425	15,425	—	—	—
Raw materials purchase commitments	489,316	90,978	252,273	129,322	16,743

Total contractual cash obligations	$957,583	$138,251	$673,259	$129,330	$16,743

     In January 2008, we entered into a second multi-year silicon supply agreement with one of our suppliers. The supply agreement provides the general terms and conditions pursuant to which the supplier will supply us with specified annual quantities of silicon at fixed prices beginning in 2009 and continuing through 2015. We made non-refundable prepayments totaling approximately $36.5 million in connection with this Agreement that will be amortized as an additional cost of inventory as silicon is delivered by the supplier and utilized by us. The prepayment is included in the balance sheet in Prepaid Cost of Inventory.
     During 2007, we entered into four multi-year polysilicon supply agreements with various terms and conditions. Following is a brief summary of each of these agreements.
     On April 17, 2007, we entered into a multi-year polysilicon supply agreement with OCI Company Ltd., formerly DC Chemical Co., Ltd. (“OCI”) under which OCI will supply us with polysilicon at fixed prices beginning in late 2008 and continuing through 2014. Concurrent with the execution of the supply agreement, we entered into a stock purchase agreement (the “Purchase Agreement”) with OCI pursuant to which OCI purchased 3.0 million shares of our common stock for $12.07 per share, representing the closing price of our common stock on the Nasdaq Global Market on April 16, 2007. Pursuant to the Purchase Agreement, we issued an additional 4.5 million shares of transfer restricted common stock and 625 shares of transfer restricted preferred stock to OCI. The preferred stock automatically converted into 6.25 million shares of transfer restricted common stock in May 2007 upon the termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended. The restrictions on the common stock will lapse upon the delivery of specified quantities of polysilicon to us by OCI. Issuance of the restricted shares represented a prepayment of inventory cost valued at approximately $119.9 million, based on the issuance date market price of our common stock adjusted for a discount to reflect the transfer restriction, and will be amortized as an additional cost of inventory as silicon is delivered by OCI and utilized by us. When the transfer restriction on these shares lapse, we will record an additional cost of inventory equal to the value of the discount associated with the restriction at that time if the stock price on that date is higher than $12.07 which will be amortized as an incremental cost of inventory as silicon is delivered by OCI and utilized by us.
     On July 24, 2007, we entered into a multi-year polysilicon supply agreement with Wacker Chemie AG (“Wacker”). This supply agreement provides the general terms and conditions pursuant to which Wacker will supply us with specified annual quantities of polysilicon at fixed prices beginning in 2010 and continuing through 2018. In connection with the agreement we made a payment of approximately 9.0 million Euros to Wacker.
     On October 24, 2007, we entered into a multi-year polysilicon supply agreement with Solaricos Trading, LTD (“Nitol”). This supply agreement provides the general terms and conditions pursuant to which Nitol will supply us with specified annual quantities of polysilicon at fixed prices beginning in 2009 and continuing through 2014. In connection with the agreement we made a $10.0 million prepayment to Nitol in 2007. An additional prepayment of $5.0 million was made in 2008.
     On December 7, 2007, we entered into a multi-year polysilicon supply agreement with Silpro. This supply agreement provided the general terms and conditions pursuant to which Silpro would supply us with specified annual quantities of polysilicon at fixed prices to begin in 2010 and continuing through 2019. In connection with the supply agreement, we agreed to loan Silpro 30 million Euros at an interest rate of 3.0% compounded annually. The initial 15.0 million euro installment of the loan was disbursed to Silpro in December 2007. The second 15.0 million euro installment of the loan was disbursed to Silpro during the first quarter of 2008. The loan and interest were due within five years from the disbursement date of the second installment. In April 2009 as a result of its inability to obtain additional financing to continue construction of its factory, Silpro announced that the French commercial court ordered the filing for judicial settlement proceedings (redressement judiciaire), a process similar to bankruptcy proceedings in the United States. As a result, the loan receivable from Silpro and the related interest will not be repaid and we recognized a non-cash charge of $43.9 million. In August 2009, the court ordered liquidation proceedings (liquidation judiciaire) due to Silpro’s inability to secure further financing.

INCOME TAXES
     As of December 31, 2009, we had federal and state net operating loss carryforwards of approximately $353.1 million and $300.0 million, respectively, available to reduce future taxable income which began to expire in 2010. In addition, we had excess tax deductions related to equity compensation of approximately $24.4 million of which the benefit will be realized when it results in a reduction of taxable income in accordance with the guidance of the Stock Compensation topic of the FASB codification. We also had federal and state research and development tax credit carryforwards of approximately $3.2 million and $1.4 million, respectively, which begin to expire in 2018 and state investment tax credit carryforwards of approximately $13.1 million which began to expire in 2010, available to reduce future tax liabilities. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.
     We adopted the additional guidance of the Taxes topic of the FASB codification on January 1, 2007. As a result of the implementation of this guidance, there was no adjustment to accumulated deficit or the liability for uncertain tax positions. As of the adoption date of January 1, 2007 and at December 31, 2009, we had no accrued interest related to uncertain tax positions.
     We have evaluated the positive and negative evidence bearing upon the realization of our deferred tax assets. We have considered our history of losses and, in accordance with the applicable accounting standards, have fully reserved the deferred tax asset.
RECENT ACCOUNTING PRONOUNCEMENTS
     In June 2008, an update was made to the Earning Per Share topic of the FASB codification that clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. The new guidance is effective for fiscal years beginning after December 15, 2008. We adopted the guidance and due to current and prior period losses there is no impact as such losses are not attributable or allocated to such securities.
     In April 2009, an update was made to the Financial Instruments topic of the FASB codification Fair Value Measurements and Disclosures that requires disclosures about the fair value of financial instruments in interim financial statements as well as in annual financial statements. The new guidance also amends the existing requirements on the fair value disclosures in all interim financial statements. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial position and results of operations.
     In April 2009, an update was made to the Fair Value Measurements and Disclosures topic of the FASB codification that provides additional guidance in determining fair value when there is no active market or where price inputs being used represent distressed sales. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have an impact on our consolidated financial position and results of operations.
     In April 2009, an update was made to the Debt and Equity topic of the FASB codification that provides guidance in determining whether impairments of debt securities are other than temporary, and modifies the presentation and disclosures surrounding such instruments. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have an impact on our consolidated financial position and results of operations.

     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Standards Accounting Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. SFAS 168 also replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” given that once in effect, the Codification will carry the same level of authority. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and is effective for our third quarter filing. The adoption of this standard did not have a material impact on our consolidated financial statements.
     In October 2009, an update was made to the Revenue Recognition topic of the FASB codification that removes the objective-and-reliable-evidence-of -fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the Fair Value Measurements and Disclosures topic of the FASB codification, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted). We do not expect the adoption of the guidance to have an impact on our consolidated financial position and results of operations.
     In January 2010, an update was made to the Fair Value Measurements and Disclosures topic of the FASB codification that requires new disclosures for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers into and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances, and settlements to be presented separately on a gross basis in the reconciliation of Level 3 fair value measurements. This update is effective for fiscal years beginning after December 15, 2009 except for Level 3 reconciliation disclosures which are effective for fiscal years beginning after December 15, 2010. We do not expect the adoption of the guidance to have an impact on our consolidated financial position and results of operations.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
INTEREST RATE RISK
We do not use derivative financial instruments to manage interest rate risk. Interest income earned on our cash, cash equivalents and marketable securities is subject to interest rate fluctuations, but we believe that the impact of these fluctuations will not have a material effect on our financial position due to the liquidity and short-term nature of these financial instruments. For these reasons, a hypothetical 100-basis point adverse change in interest rates would not have a material effect on our consolidated financial position, results of operations or cash flows.

FOREIGN CURRENCY EXCHANGE RATE RISK
As we expand our manufacturing operations and distribution network internationally, our exposure to fluctuations in currency exchange rates may increase. We endeavor to denominate the purchase price of our equipment and materials and the selling price for our products in U.S. dollars but are not always successful in doing so. To the extent that our purchases or sales are made in foreign currency, we will be exposed to currency gains or losses.
For the year ended December 31, 2009, approximately 69% of our product revenues were denominated in Euros. The portion of our sales that are denominated in Euros can vary widely in any one period. As of the year ended December 31, 2009, we have six active multi-year solar panel supply agreements which we entered into in 2008, a portion of which are denominated in Euros. The combined current estimated sales value remaining under these six agreements is approximately $1.8 billion at December 31, 2009 exchange rates. These panel supply agreements provide the general terms and conditions pursuant to which certain customers will purchase from us specified annual quantities of solar panels which began in the second half of 2008 and continue through 2013.
From time to time, we purchase equipment and materials internationally with delivery dates as much as six to twelve months or more in the future. There have been significant currency fluctuations in recent periods. To the extent that any purchase obligations are denominated in foreign currency, we would be exposed to potential increased costs if the U.S. dollar currency loses value relative to the applicable foreign currency, which will adversely impact our future financial condition and results of operations.
To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, given that the availability and effectiveness of these transactions may be limited, we may not be able to successfully hedge our exposure.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
Our Financial Statements and related Notes and the Report of the Independent Registered Public Accounting Firm are included beginning on page F-1 of this Annual Report on Form 10-K.